Exhibit 10.6

AVERY DENNISON CORPORATION

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT (the “Agreement”), dated [Grant Date] (the “Grant Date”), is made by and between Avery Dennison Corporation, a Delaware corporation (the “Company”), and [Participant Name], an Employee (“Awardee”).

WHEREAS, the Committee or the Chief Executive Officer of the Company, in his capacity as a delegate of the Administrator in accordance with Section 12.6 of the Plan, has decided to grant a Non-Qualified Stock Option provided for herein to Awardee under the terms of the Avery Dennison Corporation 2017 Incentive Award Plan (“Plan”).

NOW, THEREFORE, the Company and Awardee agree as follows:

ARTICLE 1 – DEFINITIONS

Terms not defined herein shall have the meaning given in the Plan.

ARTICLE 2 – TERMS OF AWARD

2.1 Option

As of the Grant Date, the Company grants to Awardee an option to purchase any part or all of an aggregate of [Number of shares granted] Shares, subject to the terms and conditions in this Agreement and the Plan (the option granted hereunder, the “Option”).

2.2 Exercise Price

The exercise price of the Shares covered by the Option shall be $[Grant Price] per Share without commission or other charge.

2.3 Vesting

The Option shall vest and become exercisable as follows:

2.4 Adjustments in Option

Without limiting any other actions under Section 13.2 of the Plan, in the event of an Equity Restructuring, the Administrator shall make appropriate and equitable adjustments to the Option in accordance with Section 13.2(c) of the Plan.

ARTICLE 3 - EXERCISABILITY

3.1 Exercisability

(a)   Each installment that vests and becomes exercisable shall remain exercisable during the Option Term, except as otherwise provided in this Agreement.

(b)   Subject to Section 3.1(c), no portion of the Option that has not vested and become exercisable under Section 2.3 above as of the date of Termination of Service for any reason, including due to death or Disability, shall thereafter vest or be exercisable and such portion of the Option shall be immediately forfeited by Awardee as of the date of Termination of Service, in each case, unless otherwise determined by the Administrator.

(c)   Notwithstanding Section 2.3 and Section 3.1(b) above, and without limiting Section 13.2(d) of the Plan, all unvested Option installments shall vest and become exercisable as of the date of Termination of Service upon Retirement occurring at least one year after the Grant Date.

3.2 Term of Option

The Option will expire and will not, under any condition, be exercisable after the tenth (10th) anniversary of the Grant Date.  Such date shall be the Option’s Term Expiration Date.

3.3 Exercise of Option after Termination of Service

The vested portion of the Option is exercisable by the Awardee only while the Awardee is employed by the Company or a Subsidiary, subject to the following exceptions:

(a)   If Awardee experiences a Termination of Service by reason of Awardee’s death while the vested portion of the Option is exercisable under the terms of this Agreement, Awardee’s beneficiary may exercise such portion.  The vested portion of the Option must be exercised within twelve (12) months after Awardee’s death, but not later than the Term Expiration Date.

(b)   If Awardee experiences a Termination of Service by reason of Awardee’s Disability, Awardee may exercise the vested portion of the Option within thirty-six (36) months after the Termination of Service, but not later than the Term Expiration Date.

(c)   If Awardee experiences a Termination of Service by reason of Awardee’s Retirement, Awardee may exercise the vested portion of the Option (after taking into account Section 3.1(c), if applicable) during the applicable period set forth below:

i.                     if Awardee is, as of the date of Termination of Service, a Level 1 executive, for the period ending on the Term Expiration Date;

ii.                   if Awardee is, as of the date of the Termination of Service, a Level 2 through Level 4 executive, for the period ending on the earlier of (A) sixty (60) months after the Termination of Service and (B) the Term Expiration Date; and

iii.                  in all other cases, for the period ending on the earlier of (A) thirty-six (36) months after the Termination of Service and (B) the Term Expiration Date.

The applicable level of Awardee shall be determined by the Administrator in its sole discretion.

(d)   If the Awardee experiences a Termination of Service other than by the Company for Cause or for the reasons set forth in Sections 3.3(a) through (c) above, Awardee may exercise the vested portion of the Option within six (6) months after the Termination of Service, but not later than the Term Expiration Date.

For the avoidance of doubt, if the Awardee experiences a Termination of Service by the Company for Cause, the Option shall not be exercisable on or following the Termination of Service and shall be immediately forfeited.

ARTICLE 4 - EXERCISE

4.1 Partial Exercise

Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part.  Each partial exercise shall be for not less than a minimum amount of Shares as determined by the Administrator (or a smaller number, if it is the maximum number which may be exercised under Section 2.3), and shall be for whole Shares only.

4.2 Manner of Exercise

Without limiting Sections 7.3, 11.1 and 11.2 of the Plan, the Option, or any exercisable portion thereof, may be exercised by contacting the Company’s stock plan administrator (currently Fidelity) and arranging for delivery of all of the following:

(a)        A written, telephonic or electronic notice complying with the applicable rules established by the Administrator stating that the Option or a portion thereof is exercised. The notice shall be signed or otherwise acknowledged telephonically or electronically by Awardee or other person entitled to exercise the Option or such portion thereof;

(b)        Such representations and documents as the Administrator or stock plan administrator, in their sole discretion, deems necessary or advisable to comply with Applicable Law;

(c)        In the event that the Option or a portion thereof is exercised by any person or persons other than Awardee, appropriate proof of the right of such person or persons to exercise the Option or a portion thereof, as determined in the sole discretion of the Administrator or stock plan administrator; and

(d)        Full payment of the exercise price and applicable withholding taxes for the Shares with respect to which the Option or portion thereof is exercised in accordance with the Plan.  Subject to the terms and conditions of Section 11.2 of the Plan, the Company may elect to withhold Shares deliverable upon exercise of the Option or a portion thereof to satisfy such tax obligation or take any other actions permitted pursuant to Section 11.2 of the Plan.

4.3 Issuance of Shares

The Shares delivered upon exercise of the Option, or any part thereof, may be either previously authorized but unissued shares, treasury shares or shares purchased on the open market.  Such Shares shall be fully paid and nonassessable. Awardee shall not have the rights of a shareholder with respect to the Option until the Shares are issued to Awardee.

ARTICLE 5 – MISCELLANEOUS

5.1 Option Subject to Plan

The Option is subject to the terms of the Plan, and in the event of any conflict between this Agreement and the Plan, the Plan shall control.

5.2 Administration / Compensation Recovery

The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules and procedures for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules and procedures. Nothing in the Plan or in this Agreement confers upon Awardee any right to continue as an employee for the Company or any of its Subsidiaries or shall interfere with or restrict in any way the rights of the Company or any of its Subsidiaries under Section 4.4 of the Plan.

Without limiting Section 11.5 of the Plan, in the case of fraud or other intentional misconduct on the part of Awardee (or any other event or circumstance set forth in any clawback policy implemented by the Company or any Subsidiary, including, without limitation, any clawback policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder (including, without limitation, any listing rules or standards resulting therefrom)) that necessitates a restatement of the Company’s or any Subsidiary’s financial results (including, without limitation, any accounting restatement due to the material noncompliance with any financial reporting requirement), Awardee will be required to reimburse the Company or a Subsidiary for any incentive compensation issued to Awardee under the Plan (including, without limitation, the Option and any Shares issued upon exercise of any portion of the Option) in excess of the amount that would have been issued to Awardee based on the restated financial results, as determined by the Company or any Subsidiary pursuant to any applicable clawback policy or otherwise.

5.3 Option Not Transferable

Neither the Option nor any interest or right therein or part thereof may be sold, pledged, assigned or transferred in any manner, other than (i) by will or the laws of descent and distribution or (ii) subject to the consent of the Administrator, pursuant to a DRO, unless and until the Option is exercised and the Shares are issued. The Option may be exercised during the Awardee’s lifetime only by the Awardee, unless it has been disposed of pursuant to a DRO.  After the death of Awardee, any exercisable portion of the Option may be exercised by Awardee’s personal representative or by any person empowered to do so under Awardee’s will or under the then-applicable laws of descent and distribution, subject to the terms and conditions of the Plan.

5.4 Section 409A.

The Option granted hereunder is intended to be exempt from Section 409A, and this Agreement shall be interpreted accordingly.  However, in the event that following the Grant Date the Administrator determines that the Option may be subject to Section 409A, the Administrator may (but is not obligated to), without Awardee’s consent, adopt such amendments to the Plan and this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Option from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Option, or (b) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of the Option under Section 409A or otherwise. The Company shall have no obligation to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to the Option and shall have no liability to Awardee or any other person if the Option is determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A. No provision of this Agreement or the Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Awardee or any other individual to the Company or any of its affiliates, employees or agents.

5.4 Construction

This Agreement and the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflicts of law.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto.

Awardee	Avery Dennison Corporation

[Signed Electronically]	By:	/s/ Mitchell R. Butier
President & Chief Executive Officer

Acceptance Date: [Acceptance Date]